                                                                     Exhibit 5.1



                       [MAYER, BROWN & PLATT LETTERHEAD]



                               December 10, 1997


The Board of Trustees
Storage Trust Realty
2407 Rangeline Street
Columbia, Missouri 65202


Gentlemen:

     We have acted as special counsel to Storage Trust Realty, a Maryland real estate investment trust (the "Company"), in connection with the registration of 1,000,000 of the Company's common shares of beneficial interest, $.01 par value per share (the "Common Shares"). The Common Shares may be offered and sold by the Company pursuant to its Direct Share Purchase and Dividend Reinvestment Plan from time to time as set forth in the prospectus (the "Prospectus") which forms a part of the Registration Statement on Form S-3, to which this opinion is filed as an exhibit (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and as may be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Registration Statement.

     The issuance of the Common Shares to be issued by the Company pursuant to the Direct Share Purchase and Dividend Reinvestment Plan from time to time have been or will be approved by the Board of Trustees of the Company as part of the trust action taken or to be taken in connection with the authorization of the issuance of the Common Shares (the "Trust Proceedings").

     As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company's Second Amended and Restated Declaration of Trust and Amended and Restated Bylaws, resolutions of the Company's Board of Trustees, and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have

The Board of Trustees
Storage Trust Realty
December 10, 1997
Page 2


assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, and upon the completion of all Trust Proceedings relating to the Common Shares and the due execution, countersignature and delivery of certificates representing the Common Shares, the Common Shares, when paid for and issued in accordance with the resolutions of the Board of Trustees of the Company authorizing their issuance (and assuming that any shares of beneficial interest, $.01 par value per share, of the Company issued between the date hereof and the date on which the Common Shares are actually issued (not including any of the Common Shares), when aggregated with all shares of beneficial interest issued as of the date hereof and the Common Shares, will not exceed the total number of shares of beneficial interest that the Company is authorized to issue), will be duly authorized, validly issued, fully paid and, except as described below, nonassessable.

     Our opinion above with respect to nonassessability of the Common Shares does not pertain to the potential liability of shareholders of a real estate investment trust for debts and liabilities of the Company. Section 5-350 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland provides that a shareholder of a real estate investment trust is not personally liable for the obligations of the real estate investment trust. The Company's Second Amended and Restated Declaration of Trust provides that the shareholders shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Company or the trustees, that the shareholders shall not be liable to assessment and that the trustees shall have no power to bind the shareholders personally. The Second Amended and Restated Declaration of Trust further provides that the Company shall, with certain limited exceptions, indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that the Company has a policy of inserting a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to the Company's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable for such claims and liabilities.

The Board of Trustees
Storage Trust Realty
December 10, 1997
Page 3


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "LEGAL OPINIONS".

                                        Very truly yours,



                                        MAYER, BROWN & PLATT